Exhibit 6.4

LiquidPiston, Inc. 1292A Blue Hills Ave., Bloomfield, CT 06002 Phone: (860) 838 - 2677; Fax: 815 - 301 - 9481 Employment Agreement December 24, 2024 Per Suneby Address: 24 Pleasant Street Unit 3 Wellesley, MA 02482 Upon the effective date of this Employment Agreement, the previous “Advisor and Consulting Agreement”, dated (amended) June 8 , 2023 (the “Consulting Agreement”), is hereby terminated, with the exceptions that : 1 ) Sections 4 - 8 and 11 of the Consulting Agreement, and 2 ) any provisions pertaining to intellectual property and confidentiality, and 3 ) the stock options and RSUs as issued in Exhibit C, shall remain in effect . This Employment Agreement shall supersede and replace all prior agreements and understandings, oral or written, between the Company and Mr . Suneby, regarding the consulting, advising, and service and employment relationship with the Company as covered hereby . Mr . Suneby acknowledges that the Company is fully paid on any amounts owed, and is not entitled to further payment, grant, or other benefit under the Consulting Agreement . ~~ Dear Mr. Suneby, On behalf of LiquidPiston, Inc . (“LiquidPiston” or the “Company”), I am pleased to offer you the position of Sr . Vice President of Corporate Development . I am extremely excited about the prospect of having you join our team and look forward to working with you to make LiquidPiston a success . Your responsibilities as SVP of Corp Dev will initially include those listed in Schedule A, attached hereto, and are expected to evolve as we progress through the development, industrialization, and commercialization of the new LiquidPiston Engine . You will report to Alexander Shkolnik, President/CEO . We would like to make this offer effective as of your start date, January 2 , 2025 (the “Full Time Effective Date”) . As per standard company policy for all new hires, your employment is subject to positive reference checks, background check, credit check (if applicable) and drug testing. The following list summarizes key elements of this offer of employment: LIBNY/4986029.2 Document Ref: CGFPC - GUFTQ - VHLKR - DGVB7 Page 1 of 6

LiquidPiston, Inc. 1292A Blue Hills Ave., Bloomfield, CT 06002 Phone: (860) 838 - 2677; Fax: 815 - 301 - 9481 Compensation If you accept this offer of employment, you will be compensated initially with a base salary of $ 264 , 716 per year, payable semi - monthly in accordance with the company's current practices and subject to appropriate federal, state and local tax withholdings . In this position, your employment is “exempt” under the Fair Labor Standards Act (and under any analogous state law) and accordingly you are not eligible for overtime pay . Annual Performance Review Your work performance and compensation will be reviewed with you annually, as part of LiquidPiston’s normal performance review process . Your first review date will be on or as soon as practicable after July 1 , 2026 . Stock Options In light of the continued service relationship with the Company, the RSU grants outlined in Exhibit C of the Consulting Agreement (amended 2024 ), shall continue to vest . Subject to the approval of the Company Board of Directors, you will be offered an additional 10 , 000 shares of Restricted Stock Units (RSU’s, or Shares) in the Company . The Shares will have Time and Performance vesting components and will vest monthly over a 4 - year period . The RSU’s will be issued in accordance with the LiquidPiston, Inc . 2016 Stock Option and Grant Plan, with vesting commencing on the Effective Date of this Agreement . In addition - subject to the approval of the Company Board of Directors, the Company will amend the “Strategic Value Grant” issued in accordance with the Consulting Agreement ( 10 , 000 units, vesting from 4 / 1 / 2023 ), to effectively increase this grant to 20 , 000 RSUs with the same vesting dates and terms otherwise . You agree to serve on the Company’s Board as part of this agreement . For the avoidance of doubt – you agree that when the time vesting component of the 20 , 000 RSU’s associated with your previous Board appointment (while a consultant) concludes, you will not seek and will not receive additional compensation as a Board member . At - Will Employment Your employment with LiquidPiston is on an “at will” basis, meaning that either you or LiquidPiston may terminate your employment at any time for any reason or no reason . This offer should not be interpreted as a contract of employment for any specific duration . Though not required, as a professional courtesy (to the best of your ability), we ask that you provide 4 weeks of notice if you wish to terminate your employment . LIBNY/4986029.2 Document Ref: CGFPC - GUFTQ - VHLKR - DGVB7 Page 2 of 6

LiquidPiston, Inc. 1292A Blue Hills Ave., Bloomfield, CT 06002 Phone: (860) 838 - 2677; Fax: 815 - 301 - 9481 Benefits You may participate in benefit programs that the Company establishes and makes available from time to time, subject to the terms and conditions of those programs . The Company’s benefits programs are subject to change at any time in the Company’s sole discretion . Further details will be provided once you begin employment . The Company’s current benefit offerings include the following : Medical Benefits You will be eligible to participate in the Company’s health insurance plan after your first full month of service, and LiquidPiston will cover 80 % of the monthly premium for any eligible employee and beneficiary . If you decline the Company health insurance and receive insurance through a spouse or through other means, the Company may compensate you for up to 80 % of your portion of that premium, such compensation not to exceed the Company cost for providing its own health insurance . In the event you decline LiquidPiston’s insurance, any additional compensation will be treated as taxable income . 401K The Company currently offers a 401 (k) benefit, which offers a significant tax advantage to employees . Further, the Company will match 100 % of your contributions into the 401 (k) up to 3 % of your salary, and 50 % of your contributions between 3 - 5% . E . g . , if you contribute 5 % of your salary, the Company will match with 4% . You will become eligible for this plan after twelve (12) months of service with the Company . The Company contribution will be considered as a raise in your annual first salary review . Additional Benefits LiquidPiston provides additional benefits to its employees, including dental, vision, long - term disability, group life, voluntary life, flexible spending account, and dependent care spending account . You will be eligible to participate in these programs in accordance with their terms . Vacation, Sick Days, and Severe Weather The Company has a flexible paid time off policy . You are expected to work hard and take the time off that you need to maintain a healthy, balanced, productive work ethic . You will give adequate notice and coordinate with the team to make sure that work is achieved in a timely manner even when you are taking time off . Please provide at least 2 months’ notice for a one - week vacation, and at least 4 months’ notice for a longer vacation . Upon approval, the Company will pay for reasonable time off, at its discretion as per Company policy and subject to applicable state and federal laws . Regarding sick time, we do not want you to come to the office if you are sick, especially if you are contagious . The Company will pay for a reasonable number of sick days (at its discretion), LIBNY/4986029.2 Document Ref: CGFPC - GUFTQ - VHLKR - DGVB7 Page 3 of 6

LiquidPiston, Inc. 1292A Blue Hills Ave., Bloomfield, CT 06002 Phone: (860) 838 - 2677; Fax: 815 - 301 - 9481 in accordance with Company policy, and applicable state law . You will use your best judgment and try to make up for any work missed due to illness . You will do your best to coordinate your work with your team during sick time . If you are able, you may use such time for self - training (reading, online courses, etc . ), and responding to the team via email or otherwise working remotely . Flu shots and other vaccines are generally expected of all employees to ensure a safe work environment . The Company will follow local and federal guidelines with respect to health measures and may implement additional policies to ensure the continued safety of all employees and staff . In the event of severe weather, each employee will use their own discretion as to coming to work (each person has a different vehicle, and different comfort level in driving, etc . ) . If you stay home due to weather, we ask that you try to be productive, in emailing, working remotely, reviewing literature, etc . Core hours LiquidPiston has flexible work hours, which means you can come earlier or leave later, but it expects all employees to overlap in the core hour period between 9 : 30 a . m . and 4 : 30 p . m . on Monday through Friday (e . g . we expect all employees to be at the Company during these hours, but you are free to start earlier than this or end later than this) . Given the nature of your position as an “exempt” employee, you are expected to work sufficient hours to complete your expected duties . Nondisclosure and Inventions Agreement Your acceptance of this offer and commencement of employment with LiquidPiston is contingent upon your execution, and delivery to me of LiquidPiston’s Nondisclosure and Inventions Agreement, a copy of which is attached hereto as Exhibit A for your review and execution . Confidentiality of Terms Unless otherwise allowed by law, you agree to follow LiquidPiston’s policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees ; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice . Compliance with Federal Drug Policy As a company funded by Government development contracts, we have a strict drug and alcohol policy that must be adhered to, with zero tolerance . Your position will be immediately terminated without warning if you come to work under the influence of drugs or alcohol, or if the Company suspects that you are working under the influence or while ‘hungover’ . At LIBNY/4986029.2 Document Ref: CGFPC - GUFTQ - VHLKR - DGVB7 Page 4 of 6

LiquidPiston, Inc. 1292A Blue Hills Ave., Bloomfield, CT 06002 Phone: (860) 838 - 2677; Fax: 815 - 301 - 9481 times, the Company may have alcohol at its functions, which can include at meetings ; if you do have a drink, you agree you will not touch a heavy machine (or an expensive component) for the remainder of the day . The complete drug policy and other policies can be obtained from our Office Manager . Also, as we are a federal contractor, the employee obligations under our federal contracts may change from time to time . Interpretation : This Agreement will be deemed to be made and entered into in the State of Connecticut, and will in all respects be interpreted, enforced and governed under the laws of the State of Connecticut . I hereby agree to consent to personal jurisdiction of the state and federal courts situated within the District of Connecticut for purposes of enforcing this Agreement and waive any objection that I might have to personal jurisdiction or venue in those courts . Severability : In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein . If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear . This letter, together with the NDA, sets forth the entire agreement (the “Agreement”) and understanding between you and the Company relating to your engagement and supersedes all prior agreements and discussions between us . This letter may not be modified or amended except by written agreement, signed by an officer of the Company, although the Company reserves the right to modify unilaterally your compensation, benefits, duties and other terms of your engagement . LIBNY/4986029.2 Document Ref: CGFPC - GUFTQ - VHLKR - DGVB7 Page 5 of 6

LiquidPiston, Inc. 1292A Blue Hills Ave., Bloomfield, CT 06002 Phone: (860) 838 - 2677; Fax: 815 - 301 - 9481 This letter, together with the NDA, sets forth the entire agreement (the “Agreement”) and understanding between you and the Company relating to your engagement and supersedes all prior agreements and discussions between us . This letter may not be modified or amended except by written agreement, signed by an officer of the Company, although the Company reserves the right to modify unilaterally your compensation, benefits, duties and other terms of your engagement . On behalf of LiquidPiston, I would like to welcome you to the Company. Very truly yours, LiquidPiston, Inc. By: Alexander Shkolnik, President / CEO ACCEPTED AND AGREED: Per Suneby, Signature 12 / 30 / 2024 Date LIBNY/4986029.2 Document Ref: CGFPC - GUFTQ - VHLKR - DGV

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